Exhibit 99.5

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma combined financial information is presented to illustrate the estimated effect of the Merger Agreement to acquire Novitium Pharma, a privately held, New Jersey-based pharmaceutical company with development, manufacturing, and commercialization capabilities for $185.4 million, including $89.5 million in cash, an estimated working capital adjustment of $1.6 million and 2,466,654 restricted shares of common stock for approximately $94.3 million (based on the ANI Pharmaceuticals Inc’s (‘ANI” or the “Company”) price per share as of November 19, 2021), plus two potential future cash earn-outs of up to $46.5 million in aggregate (the “Acquisition”). The transaction, including the equity financing, has been approved by the ANI Board of Directors and the Company’s stockholders and closed on November 19, 2021, following regulatory approval.

The Company financed the Acquisition with a new $340.0 million Senior Secured Credit Facility (the “Facility”), consisting of a $300.0 million Term Loan B and a $40.0 million revolving credit facility and a $25.0 million PIPE Investment by Ampersand Capital Partners. The new debt financing is secured by substantially all the assets of ANI and its subsidiaries and used for the cash portion of the acquisition and to refinance all of ANI’s existing senior credit facilities.

The following unaudited pro forma combined balance sheet as of September 30, 2021, and the unaudited pro forma combined statement of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are based on the audited historical consolidated financial statements of ANI as of and for the year ended December 31, 2020, and unaudited condensed interim financial statements of ANI as of and for the nine months ended September 30, 2021 and the audited historical consolidated financial statements of Novitium as of and for the year ended December 31, 2020 and the unaudited interim financial statements of Novitium as of and for the nine months ended September 30, 2021. The unaudited pro forma combined financial information gives effect to the Acquisition as if it occurred on (i) September 30, 2021 for purposes of the Unaudited Pro Forma Combined Balance Sheet, and (ii) on January 1, 2020 for purposes of the Unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020.

The unaudited preliminary pro forma adjustments are based upon currently available information and certain assumptions that we believe are reasonable under the circumstances. This unaudited pro forma consolidated financial information has been prepared to give effect to the Acquisition of Novitium. In addition to the Acquisition, the pro forma effects of the consummation of other transactions that have occurred or are probable for which disclosure of pro forma financial information would be material to investors have been included herein, such as the use of proceeds and financing arrangements related to the Acquisition.

The unaudited pro forma combined financial information herein has been adjusted to depict the accounting of a business combination for the Acquisition (“Transaction Accounting Adjustments”), which reflect the application of the purchase accounting required by GAAP, linking the effects of the Acquisition to the historical consolidated financial statements. In addition, preliminary pro forma adjustments have been presented related to the financing of the Acquisition and other material items. Items that do not meet the classification requirements as Transaction Accounting Adjustments are shown in a separate column entitled “Financing and Other Adjustments.” The unaudited pro forma combined financial information does not present any synergies and other transaction effects that have occurred or are expected to occur (“Management’s Adjustments”) and only presents Transaction Accounting Adjustments and Financing and Other Adjustments.

The unaudited preliminary pro forma adjustments for the Acquisition were made primarily to reflect:

●	Transaction Accounting Adjustments

o	The Acquisition of Novitium

o	Changes in the carrying values of certain assets and liabilities based on a preliminary valuation analysis to reflect their estimated fair values at the date of closing of the acquisition, including values assigned to previously unrecognized intangible assets and related changes in amortization expenses;

o	Transaction costs and fees in connection with the Acquisition; and

o	The effect of the above adjustments on income tax.

●	Financing and Other Adjustments related to consummated transactions considered to be material to investors:

o	The issuance and sale of 25,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for a purchase price of $1,000 per share (the “PIPE Financing”); and

o	The incurrence of additional debt by ANI under the Term Loan B Facility and the Revolver Credit Facility to fund a portion of the Acquisition, repay the debt outstanding under the Company’s five-year Senior Secured Credit Facility (the “Credit Facility”), and to pay related fees and expenses; and

o	The effect of the above adjustments on income tax.

The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. In addition, the unaudited pro forma combined financial information is based on, and should be read in conjunction with, the following historical consolidated financial statements and notes:

●	the unaudited consolidated financial statements of ANI as of September 30, 2021, and for the nine months then ended and the related notes thereto included in ANI’s Quarterly Report on the Form 10-Q for the nine months ended September 30, 2021, filed with the SEC on November 1, 2021;

●	the audited consolidated financial statements of ANI as of December 31, 2020 and for the year then ended and the related notes thereto included in ANI’s Annual Report on the Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021;

●	the unaudited consolidated financial statements of Novitium as of September 30, 2021 and for the nine months then ended and the related notes thereto incorporated by reference in this Form 8-K; and.

●	the audited consolidated financial statements of Novitium as of December 31, 2020 and for the year then ended and the related notes thereto incorporated by reference in this Form 8-K.

The pro forma financial information has been prepared by us in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what our consolidated statements of operations or consolidated balance sheet actually would have been had the Acquisition been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project our future financial position or operating results following the completion of the Acquisition. The pro forma financial information does not include adjustments to reflect any potential revenue, synergies or dis-synergies, or cost savings that may be achievable in connection with the Acquisition, or the associated costs that may be necessary to achieve such revenues, synergies or cost savings.

The Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, Business Combinations (“ASC 805”). The acquisition method of accounting requires use of the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The pro forma information presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, available information as of the date of this prospectus supplement and the Company’s assumptions, and will be revised as additional information becomes available. The final purchase price allocation is dependent on, among other things, the finalization of the preliminary asset and liability valuations. The actual adjustments to our consolidated financial statements upon the closing of the Acquisition will depend on a number of factors, including additional information available and the actual balance of our net assets on the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. Any final adjustments will change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial information, including a change to goodwill.

ANI Pharmaceuticals, Inc.

Unaudited Pro Forma Condensed Combined Balance sheet

As of September 30, 2021

(in ’000)

	Historical ANI	Novitium after Adjustments and Reclassification (Note 3)	Transaction Accounting Adjustments (Note 4)		Financing & Other Adjustments (Note 5)		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$15,254	$5,332	$(93,919	)(a)	$104,741	(a)	$31,408
Accounts Receivable	106,714	23,842	-		-		130,556
Inventories, net	61,684	10,786	4,146	(b)(ii)	-		76,616
Prepaid income taxes	3,030	-	-		-		3,030
Prepaid expenses and other current assets	4,702	996	-		(175	)(a)(iii)(xi)	5,523
Total Current Assets	191,384	40,956	(89,773)		104,566		247,133
Property and equipment, net	39,526	10,446	3,500	(b)(iii)	-		53,472
Restricted cash	5,001	-	-		-		5,001
Deferred tax assets, net of deferred tax liabilities and valuation allowance	60,196	-	(28,606	)(b)(iv)	-		31,590
Intangible assets, net	170,141	631	117,269	(b)(v)	-		288,041
Goodwill	3,580	-	73,409	(b)(vi)	-		76,989
Other non-current assets	626	1,521	-		(313	)(a)(iii)	1,834
Total Assets	470,454	53,554	75,799		104,253		704,060
Current Liabilities:
Current debt, net of deferred financing costs	15,927	-	-		(15,269	)(a)(i)(ix)(x)	658
Accounts payable	11,513	1,207	-		-		12,720
Accrued expenses and other	4,893	4,238	-		(3,122	)(a)(iv)(v)	6.009
Accrued royalties	3,996	-	-		-		3,996
Accrued compensation and related expenses	4,539	-	-		-		4,539
Current income taxes payable, net	-	-	-		-		-
Accrued Government rebates	11,713	-	-		-		11,713
Returned goods reserve	32,229	-	-		-		32,229
Deferred revenue	62	56	-		-		118
Total current liabilities	84,872	5,501	-		(18,391)		71,982
Non-current liabilities
Non-current debt, net of deferred financing costs and current component	186,063	1,241	-		99,279	(a)(i)(viii)(x)	286,583
Derivatives and other non-current liabilities	8,116	-	31,100	(a)(ii)	-		39,216
Total Liabilities	279,051	6,742	31,100		80,888		397,781
Mezzanine Equity	-	-	-		24,850	(a)(vi)(vii)	24,850
Stockholders’ Equity
Common stock	1	-	-		-		1
Treasury Stock	(3,135)	-	-		-		(3,135)
Additional paid in capital	222,211	13,065	81,235	(a)(iii)/(c)	-		316,511
(Accumulated Deficit)/retained earnings	(23,439)	33,767	(36,556	)(c)	(1,485)		(27,713)
Accumulated other comprehensive loss, net of tax	(4,235)	(20)	20	(c)	-		(4,235)
Total Stockholders’ equity	191,403	46,812	44,699		(1,485)		281,429
Total Liabilities and Stockholders’ equity	$470,454	$53,554	$75,799		$104,253		$704,060

ANI Pharmaceuticals, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2021

(in ’000)

	Historical ANI	Novitium after Adjustments and Reclassification (1) (Note 3)	Transaction Accounting Adjustments (Note 4)		Financing & Other Adjustments (Note 5)		Pro Forma (Note 6)
Net Revenues	$155,207	$47,266	$-		$-		$202,473
Operating Expenses
Cost of Sales	66,712	14,103	-		-		80,815
Research and development	8,229	10,109	-		-		18,338
Selling, general, and administrative	53,588	6,487	(6,828	)(d)	56	(b)	53,303
Depreciation and amortization	33,568	2,367	7,528	(e)	-		43,463
Legal settlement expense	8,400	-	-		-		8,400
Cotrophin pre-launch charges	780	-	-		-		780
Total Operating Expenses	171,277	33,066	700		56		205,099
Operating (Loss)/Income	(16,070)	14,200	(700)		(56)		(2,626)
Other Expenses, net
Interest expense	(7,482)	4	-		(9,225	)(b)	(16,703)
Other expense, net	(1,653)	1,329	-		-		(324)
(Loss)/Income Before Benefit/(Provision) for Income Taxes	(25,205)	15,533	(700)		(9,281)		(19,653)
Benefit for income taxes	6,738	-	161	(f)	2,126	(c)	9,025
Net (Loss)/Income	$(18,467)	$15,533	$(539)		$(7,155)		$(10,628)
Basic and Diluted (Loss)/Earnings per Share:
Basic loss per Share	(1.53)						(0.82)
Diluted Loss per Share	(1.53)						(0.82)
Basic Weighted-Average Shares Outstanding	12,066						14,532
Diluted Weighted-Average Shares Outstanding	12,066						14,532

ANI Pharmaceuticals, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2020

(in ’000)

	Historical ANI	Novitium after Adjustments and Reclassification (1) (Note 3)	Transaction Accounting Adjustments (Note 4)		Financing & Other Adjustments (Note 5)		Pro Forma Combined (Note 6)
Net Revenues	$208,475	$53,147	$-		$-		$261,622
Operating Expenses
Cost of sales	87,157	15,062	4,146	(e)	-		106,365
Research and development	16,001	15,671	-		-		31,672
Selling, general, and administrative	64,986	7,116	7,574	(d)	75	(b)	79,751
Depreciation and amortization	44,638	2,860	10,037	(e)	-		57,535
Cotrophin pre-launch charges	11,263	-	-		-		11,263
Intangible asset impairment charge	446	-	-		-		446
Total Operating Expenses	224,491	40,709	21,757		75		287,032
Operating (Loss)/Income	(16,016)	12,438	(21,757)		(75)		(25,410)
Other Expense, net
Interest expense	(9,452)	55	-		(15,800	)(b)	(25,197)
Other expense, net	(494)	(12)	-		-		(506)
(Loss)/Income Before Benefit/(Provision) for Income Taxes	(25,962)	12,481	(21,757)		(15,875)		(51,113)
Benefit for income taxes	3,414	-	4,983	(f)	3,635	(c)	12,032
Net (Loss)/Income	$(22,548)	$12,481	$(16,774)		$(12,240)		$(39,081)
Basic and Diluted Loss Per Share:
Basic Loss Per Share	(1.88)						(2.82	)(a)
Diluted Loss Per Share	(1.88)						(2.82	)(b)
Basic Weighted-Average Shares Outstanding	11,964						14,431	(a)
Diluted Weighted-Average Shares Outstanding	11,964						14,431	(b)

Note 1 – Description of the Transactions

On March 8, 2021, ANI Pharmaceuticals, Inc. (“ANI” or the “Company”) announced that it has signed a definitive agreement (the “Merger Agreement”) to acquire Novitium Pharma, a privately held, New Jersey-based pharmaceutical company with development, manufacturing, and commercialization capabilities for $185.4 million, including $89.5 million in cash, an estimated working capital adjustment of $1.6 million and 2,466,654 restricted shares of common stock for approximately $94.3 million, plus two potential future cash earn-outs of up to $46.5 million. The transaction, including the equity financing, has been approved by the ANI Board of Directors and ANI stockholders and closed on November 19, 2021, following regulatory approval.

Novitium Pharma is a U.S. based pharmaceutical company that specializes in development, manufacturing, and distribution of niche generic products. The Company, founded in 2016 by Samy Shanmugam, Chad Gassert and Vijay Thorappadi, has built a growing commercial product portfolio spanning a diverse range of dosage forms and therapeutic categories, as well as a strong base of pharmaceutical customers for its contract development and manufacturing services.

The Company financed the Acquisition with a new $340.0 million Senior Secured Credit Facility, consisting of a $300.0 million Term Loan B and a $40.0 million revolving credit facility and a $25.0 million PIPE Investment by Ampersand Capital Partners. The new Facility is secured by substantially all the assets of ANI and its subsidiaries and used for the cash portion of the acquisition and to refinance ANI’s existing senior credit facilities.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial information presents the pro forma condensed combined financial position and results of operations of ANI based upon the historical financial statements of ANI and Novitium after giving effect to the Acquisition, the PIPE Financing and the Facility and are intended to reflect the impact of such on ANI’s consolidated financial statements. The unaudited pro forma combined financial information gives effect to the acquisition as if it occurred on (i) September 30, 2021 for purposes of the unaudited pro forma combined balance sheet, and (ii) on January 1, 2020 for purposes of the unaudited pro forma combined statement of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020.

The Acquisition will be accounted for as a business combination, with ANI treated as the “acquirer” and Novitium treated as the “acquired” company for financial reporting purposes. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets based on their estimated fair values. Such valuations are based on available information and certain assumptions that management believes are reasonable. The preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed is based on various preliminary estimates. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial information and ANI’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information includes certain reclassifications to conform the historical financial statement presentation of Novitium to ANI. See “Note 3 – Reclassifications and Conforming Accounting Policies” herein for additional information on the reclassifications.

Note 3 – Reclassification and Conforming Accounting Policies

Certain adjustments have been made to the historical consolidated financial statements of Novitium to conform Novitium’s financial statement presentation to ANI’s historical consolidated financial statements. In addition, certain adjustments have been made to conform Novitium accounting policies to those of ANI. At the current time, we are not aware of any material differences in accounting policies that would have a material impact on the pro forma financial information, other than ASU No. 2016-02, Leases (Topic 842), which is referred to as ASC 842. Novitium has not yet adopted ASC 842, whereas ANI has adopted ASC 842 with an effective date of January 1, 2019. For purposes of the unaudited condensed combined balance sheet as of September 30, 2021, an adjustment has been made to record the estimated right-of-use asset (“ROU”) and lease liability as if Novitium had adopted the standard on September 30, 2021.

Following the acquisition date, we will conduct a review of Novitium’s accounting policies during its integration to determine if there are any additional differences that require adjustments of Novitium’s revenues, expenses, assets, or liabilities to conform to our accounting policies and classifications. As a result of that review, we may identify further differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial information.

Reclassifications and adjustments for the balance sheet as of September 30, 2021 include the following (in thousands):

	Historical Novitium (USD in thousands)	Reclassifications		Accounting Policy Adjustments		Novitium after Reclassifications and Adjustments
Assets
Current Assets:
Cash and cash equivalents	$5,332	$-		$-		$5,332
Accounts receivable, net	19,971	3,871	(1)(2)	-		23,842
Royalty receivable	2,483	(2,483	)(1)	-		-
Inventory	10,786	-		-		10,786
Prepaid expenses and other current assets	864	132	(3)	-		996
Related party loan payable	132	(132	)(3)	-		-
Total Current Assets	39,568	1,388		-		40,956
Property and equipment, net	9,075	1,371	(4)	-		10,446
Construction in progress	1,371	(1,371	)(4)	-		-
Intangible assets	631	-		-		631
Other non-current Assets	-	-		1,521	(8)	1,521
Total Assets	50,645	1,388		1,521		53,554
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	1,207	-		-		1,207
Accrued expenses and other	2,512	1,388	(2)	338	(8)	4,238
Unearned revenue	6	(6	)(5)	-		-
Deferred revenue	50	6	(5)	-		56
Total Current Liabilities	3,775	1,388		338		5,501
Derivatives and other non-current liabilities	-	116	(6)	1,125	(8)	1,241
Deferred Rent	116	(116	)(6)	-		-
Total Liabilities	3,891	1,388		1,463		6,742
Additional Paid-in capital	-	13,065	(7)	-		13,065
(Accumulated deficit)/retained earnings	33,709	-		58	(8)	33,767
Accumulated other comprehensive loss, net of tax	(20)	-		-		(20)
Class A Members' capital contributions	8,346	(8,346	)(7)	-		-
Class B Members' capital contributions	4,719	(4,719	)(7)	-		-
Total Members' Equity	46,754	-		58		46,812

Total Liabilities and Members' equity	$50,645	$1,388		$1,521		$53,554

(1)	Reclassification of “Royalty receivable” to “Accounts receivable, net”.

(2)	Reclassification of sales return allowances from “Accounts receivable, net” to “Accrued expenses and other”

(3)	Reclassification of “Related party loan payable” to “Prepaid expenses and other current assets”.

(4)	Reclassification of “Construction in progress” to “Property and equipment, net”.

(5)	Reclassification of “Unearned revenue” to “Deferred revenue”.

(6)	Reclassification of “Deferred rent” to “Derivative and other non-current liabilities”.

(7)	Reclassification of “Class A Members’ capital contributions” and “Class B Members’ capital contributions” to “Additional Paid-in capital”.

(8)	To conform the accounting policies of Novitium with ANI, an adjustment is included related to the adoption of ASC 842 – Leases. Per the accounting guidance, a Right of Use of Asset was recorded amounting to $1.5 million, as well as a current and non-current lease obligation amounting to $0.3 million and $1.1 million, respectively. The historical deferred rent of $0.1 million associated with the lease payments related to the NJ Building was also removed. The Company concluded that the impact to the statement of operations was not material.

Reclassifications and adjustments for the Statement of Operations for the nine months ended September 30, 2021 include the following (in thousands):

	Historical Novitium (USD in thousands)	Reclassifications		Novitium after Reclassifications and Adjustments
Net Revenues	$33,751	$13,515	(1)	$47,266
Royalty Income	6,683	(6,683	)(1)	-
Collaboration agreement revenues	3,861	(3,861	)(1)	-
Contract manufacturing	2,971	(2,971	)(1)	-

Operating expenses
Cost of Sales	14,103	-		14,103
Research and Development	10,109	-		10,109
Selling, general and administrative	5,101	1,386	(3)	6,487
Depreciation and amortization	2,367	-		2,367
Total operating expense	31,680	1,386		33,066
Operating (Loss)/Income	15,586	(1,386)		14,200
Interest expense, net	4	-		4
Other Expense, net	-	1,329	(2)	1,329
Paycheck Protection Program loan forgiveness	1,316	(1,316	)(2)	-
Foreign exchange loss	13	(13	)(2)	-
Merger expenses	(1,386)	1,386	(3)	-
(Loss)/Income Before Benefit/(Provision) for Income Taxes	15,533	-		15,533

Benefit/(Provision) for Income Taxes	-	-		-

Net (Loss)/Income	$15,533	$-		$15,533

(1)	Reclassification of “Royalty income”, “Collaboration agreement revenues” and “Contract manufacturing” to “Net Revenues”.

(2)	Reclassification of “Other income” and “Foreign exchange loss” to “Other Expense, net”.

(3)	Reclassification of “Merger expenses” to “Selling, general and administrative expenses”.

Reclassifications and adjustments for the Statement of Operations for the year ended December 31, 2020 include the following (in thousands):

	Historical Novitium	Reclassifications		Novitium after Reclassifications and Adjustments
Net Revenues	$33,038	$20,109	(1)	$53,147
Royalty income	7,458	(7,458	)(1)	-
Collaboration agreement revenues	7,325	(7,325	)(1)	-
Contract manufacturing	5,326	(5,326	)(1)	-
Operating expenses
Cost of Sales	15,062	-		15,062
Research and Development	15,671	-		15,671
Selling, general and administrative	7,116	-		7,116
Depreciation and amortization	2,860	-		2,860
Total operating expense	40,709	-		40,709
Operating Income	12,438	-		12,438
Other expense, net
Interest expense, net	55	-		55
Other Expense, net	-	(12	)(2)	(12)
Other income	8	(8	)(2)	-
Foreign exchange loss	(20)	20	(2)	-
(Loss)/Income Before Benefit/(Provision) for Income Taxes	12,481	-		12,481
Net Income	$12,481	$-		$12,481

(1)	Reclassification of “Royalty income”, “Collaboration agreement revenues” and “Contract manufacturing” to “Net Revenues”.

(2)	Reclassification of “Other income” and “Foreign exchange loss” to “Other Expense, net”.

Note 4 – Transaction Accounting Adjustments

Represents the Transaction Accounting Adjustments, giving effect to the Acquisition, as follows:

(a)	Reflects the (1) fair value of the consideration transferred, pursuant to the terms of the Merger Agreement, including the cash payment ($89.5 million upfront cash payment plus estimated net working capital adjustment of $1.6 million), restricted common shares to be issued to the sellers, and potential cash earn-out payments, as well as (2) estimated remaining transaction costs of approximately $2.8 million to be incurred subsequent to September 30, 2021. The fair value of the consideration transferred was determined as follows (in thousands):

Fair value of Acquisition Consideration
Upfront Cash Payment	$89,500
Net Working Capital Adjustment	1,630	(i)
Contingent Consideration	31,100	(ii)
Equity Consideration - restricted shares	94,300	(iii)
Total Fair Value Consideration Transferred	$216,530

(i)	Represents the net working capital adjustment for the difference between the actual working capital as of September 30, 2021 and the target closing working capital as defined in the Merger Agreement.

(ii)	Represents the fair value of the potential cash earn-out payments, adjusted for the probability of the occurrence of the cash earn-out payment.

(iii)	Represent the fair value of the restricted shares transferred to the sellers, based on the number of restricted shares to be issues, 2,466,654, multiplied by the closing price of ANI ordinary shares on November 19, 2021 of $43.54 per share, adjusted for the restriction of the shares.

(b)	Reflects the preliminary purchase price allocation to the estimated fair value of identifiable assets acquired and liabilities assumed in the Acquisition, using the purchase method of accounting. The preliminary allocation is summarized as follows (in $ thousands):

Assets acquired and liabilities assumed	Book Value	Adjustment	Fair value
Cash and cash equivalents	$5,332	$-	$5,332	(i)
Accounts Receivable, net	22,454	-	22,454	(i)
Inventory	10,786	4,146	14,932	(ii)
Prepaid Expenses and other current assets	996	-	996	(i)
Property and equipment, net	10,446	3,500	13,946	(iii)
Deferred tax assets, net of deferred tax liabilities and valuation allowance	-	(28,606)	(28,606)	(iv)
Intangible assets	631	117,269	117,900	(v)
Goodwill	-	73,409	73,409	(vi)
Other non-current Assets	1,521	-	1,521	(i)
Accounts payable	(1,207)	-	(1,207)	(i)
Accrued expenses and other	(2,850)	-	(2,850)	(i)
Deferred revenue	(56)	-	(56)	(i)
Derivatives and other non-current liabilities	$(1,241)	$-	(1,241)	(i)
	46,812	169,718	216,530

(i)	A preliminary fair value estimate equivalent to the current net book value has been assigned to the above respective acquired assets and assumed liabilities.

(ii)	Reflects the preliminary fair value adjustment relating to inventory.

(iii)	Reflects the preliminary fair value of the building transferred by the seller into the business as part of the transaction.

(iv)	Reflects the adjustment in deferred tax liability for the temporary difference between the book and tax basis as a result of the preliminary purchase price allocation. A blended statutory tax rate of 22.9% was used in establishing the deferred tax liability.

(v)	Reflects the preliminary fair value adjustment relating to identifiable intangible assets. The preliminary fair values and estimated useful lives of the identifiable intangible assets are as follows (in thousands):

	Estimated fair value	Weighted average estimated useful life (in years)
Intangible assets – Commercial products	$53,500	8.5
Intangible assets – Partner/CMO relationships	24,600	7.0
Indefinite-lived intangible assets -IPR&D – 2021 launches	8,700
Indefinite-lived intangible assets -IPR&D – 2022 launches	31,100
	$117,900

The acquisition method of accounting is dependent upon certain valuations that are provisional and subject to change. Accordingly, the pro forma adjustments are preliminary and made solely for the purpose of providing this unaudited pro forma condensed combined financial information. A final determination of the fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis is the obtained, but no later than one year from the acquisition date. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material.

For each 10% increase or decrease in the preliminary fair value of definite-lived intangible assets assuming a weighted-average remaining useful life of 8 years, annual amortization expense would increase or decrease by approximately $1.0 million.

(vi)	The goodwill is measured as the excess of the purchase consideration over the fair value of identifiable assets acquired, less liabilities assumed and represents expected revenue and cost synergies.

(c)	Reflect the elimination of the Novitium Members’ Capital contributions, historical Retained Earnings and Accumulated Other Comprehensive loss with a carrying value of $13.1 million, $33.7 million and a loss of $19,500, respectively. Retained earnings also reflects the recognition of the remaining estimated transaction costs of approximately $2.8 million.

(d)	For the year ended December 31, 2020, reflects the incurred and the remaining estimated transaction costs of $7.9 million to be incurred by ANI related to the Acquisition less the $0.3 million removal of rent expense related to the office building acquired. No transaction costs are included in the historical income statement of ANI for the year ended December 31, 2020.

For the 9 months ended September 30, 2021, reflects the elimination of the actual transaction costs incurred by ANI related to the Acquisition recorded in this reporting period, and the removal of the rent expense related to the office building acquired amounting to $0.4 million for the 9 months ended September 30, 2021. For the pro forma financial statements, the historically incurred and reported transaction costs are reflected in the year ended December 31, 2020, giving effect to the Acquisition as if it occurred on January 1, 2020. Furthermore, the transaction costs incurred by Novitium during the 9 months ended September 30, 2021, amounting to $1.4 million, are eliminated.

(e)	Reflects estimated incremental depreciation and amortization resulting from the adjustment of intangible assets, PP&E, as well as the incremental costs related to the step-up of inventory to fair value in connection with purchase accounting. The incremental costs related to the step-up of inventory are expected to be amortized within 12 months after the close of the Acquisition.

(f)	Reflects the estimated tax effect of the pro forma adjustments using ANI’s blended statutory tax rate of 22.9%.

Note 5 – Financing & Other Adjustments

Represents the other material pro forma adjustments, giving effect to the PIPE Financing, the borrowing under the Term Loan Facility, the commitment fees paid in connection with the Revolver Credit Facility (which we expect to be undrawn at the closing of the Acquisition) and the repayment of ANI’s existing Secured Credit Facility, as follows:

(a)	Reflects the increase in cash as a result of the issuance of Series A Convertible Preferred Stock of $25.0 million, the borrowing under the Term Loan Credit Facility of $300.0 million, offset by the repayment of ANI’s existing Secured Credit Facility of $202.9 million (with a carrying value of $202.0 million, net of deferred financing costs), $0.7 million in accrued interest, the payment of estimated preferred stock issuance and new debt issuance costs of $0.2 million and $14.0 million respectively, the payment of a ticking fee related to the Credit Facility of $2.4 million accrued during the 9 months ended September 30, 2021, and the annual debt administration fee of $0.1 million, resulting in a cash inflow of $106.2 million, and summarized as follows (in thousands):

Repayment of existing Senior Secured Credit facility	$(201,990)	(i)
Extinguishment loss on termination	(922)	(ii)
Write-off deferred financing costs – historical revolver	(563)	(iii)
Payment of accrued interest	(688)	(iv)
Payment of ticking fees on Credit Facility	(2,434)	(v)
Retirement of existing Debt	(206,597)

PIPE Financing	25,000	(vi)
Less: Issuance costs	(150)	(vii)
Issuance of new Debt (long-term portion)	297,000	(viii)
Issuance of new Debt (current portion)	3,000	(ix)
Less: Debt issuance costs	(14,000)	(x)

Net proceeds new financing	310,850

Total Pro Forma Adjustment	$104,253

(i)	Reflects the repayment of the existing Secured Senior Secured Credit Facility, the current portion and non-current portion of which is $15.9 million and $186.1 million, respectively.

(ii)	Reflects the loss on early extinguishment of the historical term loans.

(iii)	Reflects the write-off of the deferred financing costs related to the historical revolver.

(iv)	Reflects the repayment of accrued interest from the Company’s Existing Secured Credit Facilities of $0.7 million.

(v)	Reflects the repayment of the accrued ticking fees from the Company’s Credit Facility of $2.4 million.

(vi)	Reflects the proceeds from the issuance 25,000 Series A Convertible Preferred Stock, for a purchase price of $1,000 per share. Pursuant to the terms of the Series A Convertible Preferred Stock, the instruments will be classified as mezzanine equity in the Company’s consolidated financial statements. The holders of the Series A Convertible Preferred Stock participate in the distribution of any ordinary dividend on the Common Stock calculated on an as-converted basis.

(vii)	Reflect the issuance costs paid by the Company for the PIPE Financing by Ampersand Capital Partners. The Issuance costs offset the carrying value of the Mezzanine Equity.

(viii)	Reflect the non-current portion of the borrowing under the Term Loan Facility of $297.0 million less current portion, offset by the payment of estimated debt issuance costs of $14.0 million, of which $2.3 million and $1.8 million will be amortized over the next 12 months and 9 months periods, respectively, as of September 30, 2021.

(ix)	Reflects the increase in the current portion of long-term debt of $3.0 million as a result of the borrowing under the Term Loan Facility. The current portion of long-term debt represents the contractual principal payments due within 12 months of September 30, 2021. After the initial payment, contractual principal payments of 1.00% are due at each anniversary of the issuance date.

(x)	Reflects the debt issuance costs paid by the Company for the Term Loan Facility.

(xi)	Reflects the annual admin fee of $0.1 million on the Term Loan Facility.

(b)	Represents (1) the incremental interest expenses related to the Term Loan Facility amounting to $7.5 million and $10.7 million for the 9 months ended September 30, 2021 and year ended December 31, 2020, respectively, (2) the $0.1 million and $0.1 million admin fee on the Term Loan Facility for the 9 months ended September 30, 2021 and year ended December 31, 2020, respectively, and (3) the non-cash amortization of debt issuance costs and original issue discount amounting to $1.8 million and $2.3 million for the 9 months ended September 30, 2021 and year ended December 31, 2020, respectively. Furthermore, for the year ended December 31, 2020, represents the debt extinguishment loss and write off of debt issuance costs related to the existing Secured Senior Credit Facility and existing revolver amounting to $2.7 million, giving effect to the transaction as if it occurred on January 1, 2020.

The interest rates for pro forma purposes are based on the rates to be effective upon closing of the transactions. Assuming the Revolver Credit Facility is fully drawn, each 0.125% change in assumed blended interest rates would result in an approximately $0.4 million change in the annual interest expense on indebtedness under the Term Loan Facility and Revolver Credit Facility.

(c)	Reflects the estimated tax effect of the pro forma adjustments using ANI’s blended statutory tax rate of 22.9%.

Note 6 – Loss per Share

Represents the impact of the preliminary pro forma adjustment on the weighted basic and diluted loss per share, giving effect to the restricted shares to be issued to the sellers as part of the Acquisition, as well as the PIPE Financing.

(a)	Basic loss per share is calculated using the two-class method by dividing adjusted pro forma net loss by the weighted average shares outstanding. Pro forma net loss is adjusted for the Series A Convertible Preferred Stock dividend and is divided by the weighted average shares of Common Stock outstanding (without assuming conversion of the Series A Preferred Stock) for purposes of calculating basic loss per share. To determine the weighted average shares of Common Stock outstanding, the 2,466,654 restricted shares to be issued to the seller are assumed to be outstanding as of January 1, 2020.

(b)	The weighted average impact of the Series A Convertible Preferred Stock, on an if-converted basis, was not included in the calculation of diluted loss per share as the impact would be anti-dilutive.